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                                                                  Exhibit (d)(6)

                    THE PERFORMANCE ADVISOR GROWTH PORTFOLIO
                   THE PERFORMANCE ADVISOR BALANCED PORTFOLIO
                 THE PERFORMANCE ADVISOR CONSERVATIVE PORTFOLIO
                    EACH A SERIES OF PERFORMANCE FUNDS TRUST


                                                              February 19, 2003


Trustmark Investment Advisors, Inc.
248 East Capitol Street
Jackson, Mississippi 39201

                     INVESTMENT ADVISORY CONTRACT SUPPLEMENT


Dear Sirs or Madams:

         This will confirm the agreement between Performance Funds Trust (the "Trust") and Trustmark Investment Advisors, Inc. (the "Adviser") as follows:

         The Performance Advisor Growth Portfolio, the Performance Advisor Balanced Portfolio and the Performance Advisor Conservative Portfolio (the "Funds") are series portfolios of the Trust which has been organized as a business trust under the laws of the State of Delaware and are open-end management investment companies. The Trust and the Adviser have entered into a Transfer and Assumption Agreement, dated June 1, 2002 and a Master Investment Advisory Contract, dated May 19, 1992 (as from time to time amended and supplemented, the "Master Advisory Contract"), pursuant to which the Adviser has undertaken to provide or make provision for the Trust for certain investment advisory and management services identified therein and to provide certain other services, as more fully set forth therein. Certain capitalized terms used without definition in this Investment Advisory Contract Supplement have the meanings specified in the Master Advisory Contract.

         The Trust agrees with the Adviser as follows:

         1. ADOPTION OF MASTER ADVISORY CONTRACT. The Master Advisory Contract is hereby adopted for the Funds. The Funds shall each be one of the "Funds" referred to in the Master Advisory Contract; and their shares shall be "Series" of shares as referred to therein.

         2. PAYMENT OF FEES. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as provided in the Master Advisory Contract and herein, the Funds shall pay a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set



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forth in the Prospectus for determining net asset value per share) of the net assets of the Funds during the preceding month, at the annual rate of 0.25%.

         If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                                 Very truly yours,



                                                 THE PERFORMANCE ADVISOR
                                                 GROWTH PROTFOLIO, THE
                                                 PERFORMANCE ADVISOR
                                                 BALANCED PORTFOLIO AND
                                                 THE PERFORMANCE ADVISOR
                                                 CONSERVATIVE PORTFOLIO,
                                                 each a series
                                                 of Performance Funds Trust


                                                 ------------------------------


The foregoing Contract is hereby agreed to as of the date hereof:

TRUSTMARK INVESTMENT ADVISORS, INC.



By:
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   Title: